[DELOITTE & TOUCHE LLP LETTERHEAD]


                                                                February 8, 1999



Board of Directors
Capitol Federal Savings and Loan Association
700 South Kansas Avenue
Topeka, Kansas 66603

Dear Board Members:

You have requested an opinion on the state income tax consequences that may result from the proposed conversion of Capitol Federal Savings and Loan Association ("Association") from a federally chartered mutual savings and loan association into a federally chartered mutual holding company structure (the "Reorganization") pursuant to the Amended Plan of Reorganization and Stock Issuance Plan adopted August 25, 1998 (the "Plan").

FACTS

A summary of our understanding of the facts surrounding the conversion follows the facts and information provided in the federal tax opinion provided by Silver, Freedman & Taff, L.L.P. in a letter dated February 5, 1999 ("Federal Tax Opinion"). The Reorganization will be implemented pursuant to the Plan as follows:

        (i) The Association will organize Interim One, an interim federal stock association as a wholly-owned subsidiary,

       (ii) Interim One will organize Interim Two, an interim federal stock association as a wholly-owned transitory subsidiary of Interim One,

      (iii) Interim One will also organize the Stock Holding Company as a wholly-owned subsidiary of Interim One,

       (iv)  The following events will then occur simultaneously:

               (a) Association will exchange its federal mutual charter for a federal stock savings and loan association charter, thereby converting to a federal stock savings and loan association ("Stock Association");

               (b) Members of the Association will receive shares of common stock in Stock Association in exchange for their mutual ownership interests in Association;

               (c) Interim One will cancel its outstanding stock and exchange its federal stock charter for a federal mutual holding company charter, thereby converting to a mutual holding company ("MHC");


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Capitol Federal Savings & Loan Association
February 8, 1999
Page 2 of 5

               (d) Interim Two will merge with and into Stock Association with Stock Association surviving, in connection with such merger, the shares of Interim Two common stock owned by MHC immediately prior thereto shall be converted into and become shares of Stock Association common stock and the former members of Association who constructively received the initially issued common stock in Stock Association will be deemed to have transferred all of their stock interests in Stock Association to MHC in exchange for membership/mutual interests in MHC;

               (e) MHC will then contribute all of the outstanding shares of common stock of Stock Association to Stock Holding Company,

   (v) Immediately after the completion of the events set forth in subpart (iv) above, Stock Holding Company will, subject to and in accordance with the provisions of the Plan, sell up to 49.9% of its Common Stock in the Stock Offering.

All entities which are expected to be created as part of the reorganization, and all corporations which presently exist prior to the reorganization, will be or have been organized, operated, and domiciled in the state of Kansas. Therefore, our analysis with respect to the impact of the reorganization on Association, Stock Association, MHC, and Stock Holding Company is limited to the state of Kansas.

ANALYSIS

The Association files a privilege tax return with the state of Kansas. Subsequent to the Conversion, the Stock Association will file a privilege tax return with the state of Kansas which may potentially include, on a combined basis, the Stock Holding Company and MHC. The Kansas Privilege Tax Code, in
K.S.A. 79-1109, adopts federal taxable income as a starting point for determination of Kansas taxable income by reference to K.S.A. 79-32,138, the corporation income tax statute. K.S.A. 79-32,138 defines Kansas taxable income to be "the corporation's federal taxable income....with  modifications specified in this section." K.S.A. 79-32,109(a) adopts the Internal Revenue Code of 1986, and amendments thereto ("the Internal Revenue Code"). Accordingly, the starting point for determination of the income and privilege taxes is federal taxable income and the state privilege and income taxes conform with the Internal
Revenue Code. As a conforming state, the income tax treatment of any reorganization transaction is the same for Kansas tax purposes as it is for federal purposes, absent a specific modifying provision in the Kansas Income or Privilege Tax Code, which alters the income/privilege tax treatment. No specific provisions or case law are currently provided in the Kansas Income or Privilege Tax Codes relative to this transaction which would cause the Kansas income tax treatment to be different than the federal tax treatment.

The starting point for determination of individual state income taxes is federal adjusted gross income under K.S.A. 79-32,117. Conformity with the Internal Revenue Code as discussed in the preceding paragraph, also applies to individual income taxation. (See K.S.A. 79-32,109). As a conforming state, the individual income tax treatment related to any reorganization transaction is the same for Kansas tax purposes as it is for federal purposes unless there is a specific variation in the Kansas Income Tax Code which alters the income tax treatment. No specific provisions are currently provided in the Kansas Income Tax Code relative to the transactions, as described herein, which would cause the Kansas income tax treatment to be different than the federal tax treatment.

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Capitol Federal Savings & Loan Association
February 8, 1999
Page 3 of 5

OPINION

Based on the facts set forth herein or incorporated by reference, including the Representation Letter referred to in the Federal Tax Opinion, and the opinions rendered in the Federal Tax Opinion, and our review of the Kansas Income and Privilege Tax Statutes in K.S.A. 79-32,138 and K.S.A. 79-1109, it is our opinion that if the transaction is undertaken in accordance with the Plan, Kansas income and privilege tax consequences are as follows:

               1. Because continuity of ownership interest will be satisfied for federal income tax purposes by the Members of
                    Association       constructively       exchanging      their
                    membership/mutual interest in Association for ownership interests in Stock Association, notwithstanding that such Members will immediately thereafter exchange their contraceptive ownership interest in Stock Association for membership/mutual interest in MHC, continuity of interest will be met for Kansas income and privilege tax purposes.

               2. Because the conversion of Association from mutual to stock form in the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, the conversion will constitute a reorganization for Kansas income and privilege tax purposes.

               3. Because no gain or loss will be recognized to Mutual or Stock Association in the Conversion for federal tax purposes, neither Mutual or Stock Association will recognize any gain or loss for Kansas income and privilege tax purposes.

               4. Because the exchange of constructive ownership interest in Stock Association by the Members of Association for membership/mutual interest in MHC will constitute a tax-free exchange of property solely for voting "stock" pursuant to
                    Section 351 of the Internal Revenue Code, the Kansas Income Tax Code will likewise treat the exchange as a tax-free exchange.

               5. Because no gain or loss will be recognized for federal income tax purposes by Members on the transfer of their ownership interests in Association solely for a constructive stock interest in the Stock Association followed by an exchange of their constructive stock interest in the Stock Association solely for membership/mutual interest in the MHC, no gain or loss will be recognized for Kansas income and privilege tax purposes.

               6. Because the transfer by MHC of the common stock of Stock Association to Stock Holding Company will constitute a tax-free exchange of property solely for voting stock under
                    Section 351 of the Internal Revenue Code, the transaction will also constitute a tax-free exchange for Kansas income and privilege tax purposes.

               7.   Because  MHC will  not  recognize  any  gain or loss,  under
                    Section 351(a) of the Internal Revenue Code, upon the transfer of Stock Association common stock to Stock Holding Company, then no gain or loss will be recognized for Kansas income and privilege tax purposes.

               8. Because Stock Holding Company will not recognize any gain or loss on its receipt of Stock Association common stock from MHC under Section 1032(a) of the Internal Revenue Code, no gain or loss will be recognized for Kansas income and privilege tax purposes.


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Capitol Federal Savings & Loan Association
February 8, 1999
Page 4 of 5

               9. Because no gain or loss will be recognized by the Stock Holding Company upon its receipt of money in exchange for shares of its Common Stock issued pursuant to the Stock Offering under Section 1032(a) of the Internal Revenue Code, no gain or loss will be recognized for Kansas income and privilege tax purposes.

               10. Because no gain or loss will be recognized, under Section 1001(a) of the Internal Revenue Code, by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of Association upon the issuance to them of deposit accounts in Stock Association in the same dollar amounts and on the same terms and conditions in exchange for their deposit accounts in Association held immediately prior to the Conversion, no gain or loss will be recognized for Kansas income and privilege tax purposes.

               11. Because Depositors of Association will realize gain for federal tax purposes, if any, upon the constructive issuance to them of subscription rights to acquire Common Stock of Stock Holding Company in the Stock Offering, gain will be realized for Kansas income tax purposes. Any gain resulting therefrom will be recognized, but only in an amount representing the fair market value of the subscription rights received. Based solely on the accuracy of the conclusion reached in the Appraiser's Opinion and our reliance on such opinion that the subscription rights have no value at the time of distribution or exercise, and because no gain or loss will be required to be recognized by Depositors upon the receipt or distribution of subscription rights for federal tax purposes, no gain or loss will be required to be recognized by Depositors upon receipt or distribution of subscription rights for Kansas income tax purposes. Likewise, based solely on the accuracy of the aforesaid conclusion reached in the Appraiser's Opinion, and our reliance thereon, we give the following opinions:

                    (a) Because no taxable income will be recognized by Members for federal tax purposes upon the distribution to them of subscription rights or upon the exercise or lapse of the subscription rights to acquire Stock Holding Company Common Stock at fair market value, no taxable income will be recognized for Kansas income tax purposes;

                    (b) Because no taxable income will be realized for federal tax purposes by Depositors of Association as a result of the exercise or lapse of the subscription rights to purchase Stock Holding Company Common Stock at fair market value, no taxable income will be realized for Kansas income tax purposes; and

                    (c) Because no taxable income will be realized for federal tax purposes by Association, Stock Association or Stock Holding Company on the issuance or distribution of subscription rights to Depositors of Association to purchase shares of Stock Holding Company Common Stock at fair market value, no taxable income will be realized for Kansas income and privilege tax purposes.

Notwithstanding the Appraiser's Opinion, because for federal tax purposes if the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Stock Holding Company and/or Stock Association may be taxable on the distribution of the subscription rights, then income may be recognized by various recipients of the of the subscription rights and Stock Holding Company and/or Stock Association may be taxable on the distribution of the subscription rights for Kansas income/privilege tax purposes. In this regard, for federal tax purposes the subscription rights may be taxed partially or entirely at ordinary income tax rates; therefore, the subscription rights may be taxed partially or entirely at ordinary income tax rates for Kansas income tax purposes.


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Capitol Federal Savings & Loan Association
February 8, 1999
Page 5 of 5


Our opinion is based solely upon:

     i. the opinions as provided by Silver, Freedman & Taff, LLP concerning the federal income tax consequences of the Reorganization;

     ii. the information, documents, and facts ("facts") referred to in this letter;

     iii. our assumption (without independent verification or review) that all of the facts and all of the original, copies, and signatures of documents are accurate, true and authentic;

     iv. our assumption (without independent verification or review) that there will be timely execution and delivery of, and performance as required by the documents.

Our opinion is limited to those expressed above and we express no opinion with regard to any sections of the Kansas Income and Privilege Tax Acts other than those referred to above. We express no opinion with regard to the taxation of the proposed transaction described herein with regard to the federal income tax consequences or under the laws of any local, foreign or other state jurisdiction. We express the opinions contained herein as of the date of this letter only.

Our opinion is also based on, and is conditioned on the continued applicability of, the provisions of the Kansas Income and Privilege Tax Codes, case law precedent and State of Kansas pronouncements at the date hereof. If there are any significant changes to the income tax authorities cited above (changes for which we have no responsibility to advise you), our opinion may become invalid and/or necessitate (upon your request) reconsideration. Our opinion is not binding on the Kansas Department of Revenue.

We hereby consent to the filing of this opinion as an exhibit to the Application for Conversion or similar filings of the Association filed with the Office of Thrift Supervision (OTS) and the filing of this opinion as an exhibit to the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission.


Very truly yours,



/s/ Deloitte & Touche LLP
----------------------------
Deloitte & Touche LLP